EXHIBIT 99.1

Air Methods Reports 3Q15 Results

Revenue Increases 12.4% Compared to Prior Year Period

EPS from Continuing Operations Increases 27.5% Compared to Prior Year Period

DENVER, Nov. 5, 2015 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, today reported financial results for the quarter ended September 30, 2015.

	Q3-2015	Q3-2014	YOY Change (%)	9-Months Ending 9/30/15	9-Months Ending 9/30/14	YOY Change (%)
Revenue	$311.3 million	$276.9 million	12.4%	$813.2 million	$755.6 million	7.6%
Diluted EPS from Continuing Operations	$1.16	$0.91	27.5%	$2.17	$1.96	10.7%

Aaron Todd, CEO of Air Methods, stated, "We are very pleased with our third quarter results, which exceeded expectations. Same-base transports in the Air Medical Services division increased 2.4%. When coupled with the addition of fourteen new bases since the third quarter of 2014 from both Greenfields and base conversions, total patient transports increased 9.7%. The Company's tourism business also performed well. The number of passengers grew 6.9% year-over-year and bottom-line results increased 47.4% aided by lower fuel and maintenance costs. Primarily as a result of these factors, the Company's quarterly diluted EPS from continuing operations grew 27.5% year-over-year. With the conversion of eight more hospital bases in early October, our momentum remains strong."

Third quarter 2015 results include a $2.6 million pre-tax loss related to the disposition of assets. This compares to a pre-tax gain of $0.2 million in the prior-year quarter.

Basic and diluted earnings per share from continuing operations for the quarter and nine months ended September 30, 2015 were decreased by $0.02 for an adjustment to the value of equity put options related to both of our redeemable non-controlling interests in our consolidated subsidiaries. While net income on the consolidated statement of comprehensive income was not decreased for the valuation adjustment, earnings per share are required to be calculated after decreasing net income for the change in valuation. For the prior year three and nine-month period, basic and diluted earnings per share increased by $0.05 for the same type of adjustment.

Third Quarter Performance by Segment

For the third quarter, Air Medical Services (AMS) revenue increased by 12.7% to $266.8 million, compared with $236.7 million in the prior-year quarter, while its segment net income increased 34.6% to $85.9 million, compared to $63.8 million for the third quarter of 2014.  Community-based patient transports were 17,330 during the current-year quarter, compared with 15,796 in the prior-year quarter, a 9.7% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased 2.4%, or 367 transports, while weather cancellations for these same bases increased by 53 transports compared with the prior-year period. Same-base requests for community-based service increased 3.6%. Net revenue per community-based transport increased 7.2% from $11,972 to $12,839 in the current-year quarter. AMS maintenance expense was flat in the current-year quarter, compared with the prior-year quarter despite total flight volume increasing 5.7%. AMS fuel expense decreased $0.9 million compared with the prior-year quarter, while fuel expense per flight hour decreased 22.3%.

Tourism revenues increased 6.7% to $36.2 million in the current-year quarter, compared to $33.9 million in the prior-year quarter.  Tourism segment net income increased 47.4% to $4.9 million compared with $3.3 million in the prior-year quarter. Total passengers increased 6.9% to 134,157 during the current-year quarter, compared with 125,515 in the prior year quarter. Tourism maintenance expense decreased $0.6 million or 8.3% in the current-year quarter, compared with the prior-year quarter despite total flight volume increasing 3.9%. Tourism fuel expense per flight hour decreased 37.8%.

United Rotorcraft's external revenue increased 36.2% to $8.4 million, compared to $6.2 million in the prior-year quarter. Its segment external earnings improved from a loss of $0.8 million in the year-ago period to income of $0.5 million in the current-year quarter.

Credit Facility Refinancing

In the third quarter 2015, the Company completed the previously announced amendment to its existing credit agreement, expanding its access to capital by $400 million of which up to $200 million can be used to repurchase shares.

October Preliminary Flight Volume

The Company also provided an update on preliminary October 2015 flight volume. Total community-based transports increased 12.3% to 5,840 during October 2015, compared with 5,199 in October 2014. October 2015 Same-Base Transports increased by 20 transports as compared with October 2014. Weather cancellations during October 2015 for these same bases increased by 193 compared with the prior-year month.

Third Quarter 2015 Conference Call

The Company will discuss these results in a conference call scheduled today at 4:30 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 54925007, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the Company's preliminary October 2015 operational results, including those related to (i) total community-based patient transports, (ii) same-base transports, and (iii) weather cancellations, and statements regarding potential share repurchases, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$ 14,963	13,165
Trade receivables, net	359,768	293,985
Other current assets	92,562	92,691

Total current assets	467,293	399,841

Net property and equipment	768,598	721,981
Other assets, net	273,779	239,483

Total assets	$ 1,509,670	1,361,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 11,112	11,442
Current portion of indebtedness	72,433	69,781
Accounts payable, accrued expenses and other	111,744	99,044

Total current liabilities	195,289	180,267

Long-term indebtedness	597,249	563,373
Other non-current liabilities	145,920	138,775

Total liabilities	938,458	882,415

Redeemable non-controlling interests	8,585	6,981

Total stockholders' equity	562,627	471,909

Total liabilities and stockholders' equity	$ 1,509,670	1,361,305

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2015	2014	2015	2014

Revenue:
Patient transport revenue, net	$ 222,842	189,469	566,918	501,870
Air medical services contract revenue	40,329	44,278	119,743	134,829
Tourism revenue	36,212	33,941	98,877	89,709
Product operations	8,379	6,237	16,966	21,461
Dispatch and billing service revenue	3,580	2,992	10,739	7,754
Total revenue	311,342	276,917	813,243	755,623

Expenses:
Operating expenses	168,830	160,061	485,663	452,153
General and administrative	39,351	35,602	108,698	102,734
Depreciation and amortization	20,884	19,972	62,082	60,467
	229,065	215,635	656,443	615,354

Operating income	82,277	61,282	156,800	140,269

Interest expense	(4,893)	(5,342)	(15,041)	(16,439)
Other, net	(266)	322	1,270	588

Income from continuing operations before income taxes	77,118	56,262	143,029	124,418

Income tax expense	(30,235)	(21,891)	(55,864)	(48,668)

Income from continuing operations	46,883	34,371	87,165	75,750

Loss on discontinued operations, net of income taxes	(29)	(531)	(378)	(1,934)

Net income	46,854	33,840	86,787	73,816

Income attributable to redeemable non-controlling interests	202	123	684	420

Net income attributable to Air Methods Corporation and subsidiaries	$ 46,652	33,717	86,103	73,396

Income per common share:
Basic
Continuing operations	$ 1.17	0.92	2.18	1.97
Discontinued operations	--	(0.01)	(0.01)	(0.05)
Diluted
Continuing operations	$ 1.16	0.91	2.17	1.96
Discontinued operations	--	(0.01)	(0.01)	(0.05)

Weighted average common shares outstanding - basic	39,293,453	39,168,873	39,276,062	39,146,609
Weighted average common shares outstanding - diluted	39,420,354	39,343,405	39,408,239	39,329,121

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Nine Months Ended
	September 30,

	2015	2014

Cash flows from operating activities:
Net income	$ 86,787	73,816
Loss from discontinued operations, net of income taxes	378	1,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,082	60,467
Deferred income tax expense	6,397	17,998
Stock-based compensation	5,733	2,866
Tax benefit from exercise of stock options	(184)	(1,779)
Loss on disposition of assets	2,876	1,028
Unrealized loss on derivative instrument	369	70
Loss from equity method investee	1,193	738
Changes in assets and liabilities, net of effects of acquisitions	(40,301)	(38,762)

Net cash provided by continuing operating activities	125,330	118,376
Net cash used by discontinued operating activities	(100)	(1,843)
Net cash provided by operating activities	125,230	116,533

Cash flows from investing activities:
Acquisition of subsidiaries	--	(3,182)
Acquisition of property and equipment	(95,494)	(87,803)
Payments for hospital contract conversions	(43,481)	--
Buy-out of previously leased aircraft	(9,519)	(17,296)
Proceeds from disposition of equipment	3,642	12,378
Decrease (increase) in other assets	(10,900)	(660)

Net cash used by continuing investing activities	(155,752)	(96,563)
Net cash provided (used) by discontinued investing activities	25	97
Net cash used by investing activities	(155,727)	(96,466)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	409	1,190
Tax benefit from exercise of stock options	184	1,779
Net borrowings (payments) under line of credit	--	(12,000)
Payments for financing costs	(4,472)	(81)
Proceeds from long-term debt	105,525	54,503
Payment of long-term debt and capital lease obligations	(69,351)	(58,586)
Proceeds from non-controlling interests	--	98

Net cash provided (used) by continuing financing activities	32,295	(13,097)
Net cash provided (used) by discontinued financing activities	--	--
Net cash provided (used) by financing activities	32,295	(13,097)

Increase (decrease) in cash and cash equivalents	1,798	6,970

Cash and cash equivalents at beginning of period	13,165	9,862

Cash and cash equivalents at end of period	$ 14,963	16,832

AIR METHODS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(Amounts in thousands)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income attributable to Air Methods Corporation and subsidiaries	$ 46,652	33,717	$ 86,103	73,396
Loss on discontinued operations, net of income taxes	(29)	(531)	(378)	(1,934)
Net income from continuing operations attributable to Air Methods Corporation and subsidiaries	46,681	34,248	86,481	75,330

Interest expense *	4,857	5,304	14,920	16,332
Income tax expense *	30,235	21,891	55,864	48,668
Depreciation and amortization *	20,783	19,893	61,800	60,220
Loss on disposition of assets, net *	2,607	(186)	2,876	1,027

EBITDA from continuing operations	$ 105,163	81,150	$ 221,941	201,577

* Excludes amounts attributable to redeemable non-controlling interests
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591